Axos Financial, Inc. Reports Fiscal Third Quarter 2021 Results
Net Interest Margin Improved to 3.96% from 3.94% in the Second Quarter of 2021

SAN DIEGO, CA – (BUSINESS WIRE) – April 29, 2021 – Axos Financial, Inc. (NYSE: AX) (“Axos”), parent company of Axos Bank (the “Bank”), today announced financial results for the third fiscal quarter ended March 31, 2021. Net income was $53.6 million, a decrease of 4.3% from $56.1 million for the quarter ended March 31, 2020. Earnings attributable to Axos’ common stockholders were $53.6 million or $0.89 per diluted share for the third quarter of fiscal 2021, a decrease of 4.2% from $56.0 million or $0.91 per diluted share for the third quarter ended March 31, 2020.
Adjusted earnings and adjusted earnings per diluted common share (“adjusted EPS”), non-GAAP measures, which excludes non-cash amortization expenses and non-recurring costs related to mergers and acquisitions, and other non-recurring costs decreased 3.9% to $55.4 million and decreased 2.1% to $0.92, respectively, for the quarter ended March 31, 2021 compared to $57.7 million and $0.94, respectively, for the quarter ended March 31, 2020.
Third Quarter Fiscal 2021 Financial Summary:

	Three Months Ended March 31
(Dollars in thousands, except per share data)	Q3 Fiscal 2021	Q3 Fiscal 2020	% Change
Net interest income	$135,669	$148,616	(8.7)%
Non-interest income	$23,887	$31,542	(24.3)%
Net income	$53,645	$56,057	(4.3)%
Adjusted earnings (Non-GAAP)[1]	$55,416	$57,652	(3.9)%
Net income attributable to common stockholders	$53,645	$55,980	(4.2)%
Diluted EPS	$0.89	$0.91	(2.2)%
Adjusted EPS (Non-GAAP)[1]	$0.92	$0.94	(2.1)%
[1] See “Use of Non-GAAP Financial Measures”

For the nine months ended March 31, 2021, net income was a record $161.5 million, an increase of 16.9% over net income of $138.1 million for the nine months ended March 31, 2020. Earnings attributable to Axos’ common stockholders were $161.3 million or $2.67 per diluted share for the nine months ended March 31, 2021, an increase of 16.9% from $137.9 million or $2.23 per diluted share for the nine months ended March 31, 2020.

“Our fiscal third quarter 2021 results are a continuation of consistent progress in each of our businesses,” stated Greg Garrabrants, President and CEO of Axos. “Net interest margins showed further improvement, increasing by 2 basis points over linked quarter and 12 basis points for the banking business segment. Ending loan balances excluding mortgage warehouse were up 3.1% linked quarter, or 12.3% annualized, led by growth in commercial real estate and C&I lending. Excluding H&R Block-related fees in the prior year period, fee income improved 43.7% year-over-year due to strong growth in mortgage banking and broker-dealer fees. We will deploy some of our excess capital in the announced acquisition of E*TRADE Advisor Services. We are excited about adding a state-of-the-art technology platform, a seasoned team of custody experts, a new source of asset- and transaction-based fee income, and access to over $1 billion of low-cost deposits when the acquisition closes.”

Other Highlights
•Total assets grew to $14.8 billion, up $2.7 billion or 21.9% compared to March 31, 2020
•Net interest income decreased 8.7% year-over-year to $135.7 million; excluding net interest income from Refund Advance Loans in the quarter ended March 31, 2020, net interest income increased 17.3%
•Net interest margin increased 2 basis points to 3.96% for the three months ended March 31, 2021 compared to 3.94% for the three months ended December 31, 2020; net interest margin for the banking business segment increased 12 basis points to 4.23% for the three months ended March 31, 2021 compared to 4.11% for the three months ended December 31, 2020
•Efficiency ratio for the banking business segment was 42.33% for the three months ended March 31, 2021 compared to 40.45% for the three months ended December 31, 2020
•Net annualized charge-offs to average loans and leases of 3 basis points compared to 3 basis points for the March 31, 2020 period
•No loans were in forbearance or deferral at March 31, 2021
•Return on average common stockholders’ equity was 16.12% for the three months ended March 31, 2021
•Tier 1 leverage capital to adjusted average assets for Axos Bank was 9.56% compared to 8.72% for the three months ended March 31, 2020
•Book value increased $2.95 to $22.72 per share, up 14.9% from March 31, 2020
•Completed redemption of all $51.0 million issued and outstanding 6.25% fixed rate subordinated notes on March 31, 2021, which results in a cost savings of $3.2 million annually
Third Quarter Fiscal 2021 Income Statement Summary
During the quarter ended March 31, 2021, Axos earned $53.6 million or $0.89 per diluted share compared to $56.0 million, or $0.91 per diluted share for the quarter ended March 31, 2020. Net interest income decreased $12.9 million or 8.7% for the quarter ended March 31, 2021 compared to March 31, 2020, primarily due to interest income earned in the three months ended March 31, 2020 from seasonal tax products associated with H&R Block (“HRB”) that did not recur due to the termination of the HRB relationship.
The provision for credit losses was $2.7 million for the quarter ended March 31, 2021 compared to $28.5 million for the quarter ended March 31, 2020. The decrease in the provision was mainly attributable to the Company no longer originating tax product loans in the quarter ended March 31, 2021. An additional reason for the decrease from March 31, 2020 to March 31, 2021 was significant uncertainty of COVID-19’s impact on the economy in the March 31, 2020 period that has since cleared.
For the third quarter ended March 31, 2021, non-interest income was $23.9 million compared to $31.5 million for the three months ended March 31, 2020. The $7.6 million decrease was mainly the result of a decrease of $14.9 million in banking and service fees as a result of the non-recurrance of tax refund banking products related to the HRB relationship, partially offset by an increase of $6.1 million in mortgage banking income, and a $1.6 million increase in broker-dealer fee income.
Non-interest expense increased $9.0 million to $80.8 million for the three months ended March 31, 2021 compared to $71.8 million for the three months ended March 31, 2020. The increase was mainly the result of a $3.6 million increase in data processing to support operational growth, a $2.5 million increase in professional services, a $2.3 million increase to salary and payroll costs due to growth in Bank staffing, and a $1.1 million increase in broker-dealer clearing charges, partially offset by a decrease of $1.8 million to general and administrative expense.
Balance Sheet Summary
Axos’ total assets increased $976.0 million, or 7.0%, to $14.8 billion, at March 31, 2021, up from $13.9 billion at June 30, 2020. The increase in total assets was primarily due to an increase of $1.1 billion in net loans and leases held for investment, $0.3 billion in securities borrowed and $0.1 billion in broker-dealer and clearing receivables, partially offset by a decrease in cash and cash equivalents of $0.5 billion. Total liabilities increased to $13.5 billion from $12.6 billion, mainly due to a net increase of $0.4 billion in securities loaned, $0.3 billion in deposits, $0.1 billion in broker-dealer and clearing payables, and $0.1 billion in borrowings.
The Bank’s Tier 1 leverage capital to adjusted average assets ratio was 9.56% at March 31, 2021. At March 31, 2020, the Bank’s Tier 1 leverage capital to adjusted average assets ratio was 8.72%.

Conference Call
A conference call and webcast will be held on Thursday, April 29, 2021 at 5:00 PM Eastern / 2:00 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-407-8293. The conference call will be webcast live and may be accessed at Axos’ website, http://www.axosfinancial.com. For those unable to listen to the live broadcast, a replay will be available until May 29, 2021, at Axos’ website and telephonically by dialing toll-free number 877-660-6853, passcode 13718242.
About Axos Financial, Inc. and Subsidiaries
The condensed consolidated financial statements include the accounts of Axos Financial, Inc. (“Axos”) and its wholly owned subsidiaries, Axos Bank (the “Bank”) and Axos Nevada Holding, LLC (the “Axos Nevada Holding” and collectively, the “Company”). Axos Nevada Holding wholly owns its subsidiary Axos Securities, LLC, which wholly owns subsidiaries Axos Clearing, LLC, a clearing broker dealer, Axos Invest, Inc., a registered investment advisor, and Axos Invest LLC, an introducing broker dealer. With approximately $14.8 billion in assets, Axos Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. Axos Clearing LLC and Axos Invest, Inc., provide comprehensive securities clearing services to introducing broker-dealers and registered investment advisor correspondents and digital investment advisory services to retail investors, respectively. Axos Financial, Inc.’s common stock is listed on the NYSE under the symbol “AX” and is a component of the Russell 2000® Index, the KBW Nasdaq Financial Technology Index, and the S&P SmallCap 600® Index. For more information on Axos Bank, please visit axosbank.com.
Segment Reporting
The Company operates through two segments: Banking Business and Securities Business. In order to reconcile the two segments to the consolidated totals, the Company includes parent-only activities and intercompany eliminations.
The following tables present the operating results of the segments:

	Three Months Ended March 31, 2021
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$135,092	$3,847	$(3,270)	$135,669
Provision for credit losses	2,700	—	—	2,700
Non-interest income	16,201	8,369	(683)	23,887
Non-interest expense	64,040	13,282	3,485	80,807
Income before taxes	$84,553	$(1,066)	$(7,438)	$76,049

	Three Months Ended March 31, 2020
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$145,372	$3,954	$(710)	$148,616
Provision for credit losses	28,500	—	—	28,500
Non-interest income	25,259	6,402	(119)	31,542
Non-interest expense	56,661	11,137	3,992	71,790
Income before taxes	$85,470	$(781)	$(4,821)	$79,868

	Nine Months Ended March 31, 2021
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$390,267	$13,002	$(6,181)	$397,088
Provision for credit losses	22,500	—	—	22,500
Non-interest income	68,708	20,725	(973)	88,460
Non-interest expense	187,733	35,946	8,971	232,650
Income before taxes	$248,742	$(2,219)	$(16,125)	$230,398

	Nine Months Ended March 31, 2020
(Dollars in thousands)	Banking Business	Securities Business	Corporate/Eliminations	Axos Consolidated
Net interest income	$350,184	$13,137	$(2,982)	$360,339
Provision for credit losses	35,700	—	—	35,700
Non-interest income	57,274	19,087	(2,076)	74,285
Non-interest expense	160,547	32,656	11,019	204,222
Income before taxes	$211,211	$(432)	$(16,077)	$194,702

Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as adjusted earnings, adjusted earnings per diluted common share, and tangible book value per common share. Non-GAAP financial measures have inherent limitations, may not be comparable to similarly titled measures used by other companies and are not audited. Readers should be aware of these limitations and should be cautious as to their reliance on such measures. Although we believe the non-GAAP financial measures disclosed in this report enhance investors’ understanding of our business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.

We define “adjusted earnings”, a non-GAAP financial measure, as net income without the after-tax impact of non-recurring acquisition-related costs and other costs (unusual or non-recurring charges), as adjusted earnings, a non-GAAP financial measure. Adjusted earnings per diluted common share (“adjusted EPS”), a non-GAAP financial measure, is calculated by dividing non-GAAP adjusted earnings by the average number of diluted common shares outstanding during the period. We believe the non-GAAP measures of adjusted earnings and adjusted EPS provide useful information about the Bank’s operating performance. We believe excluding the non-recurring acquisition related costs and other (unusual or non-recurring) costs provides investors with an alternative understanding of Axos’ core business.
Below is a reconciliation of net income, the nearest compatible GAAP measure, to adjusted earnings and adjusted EPS (Non-GAAP) for the periods shown:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(Dollars in thousands, except per share amounts)	2021	2020	2021	2020
Net income	$53,645	$56,057	$161,452	$138,138
Acquisition-related costs	2,511	2,273	7,665	6,520
Income taxes	(740)	(678)	(2,285)	(1,895)
Adjusted earnings (Non-GAAP)	$55,416	$57,652	$166,832	$142,763
Adjusted EPS (Non-GAAP)	$0.92	$0.94	$2.76	$2.31

We define “tangible book value”, a non-GAAP financial measure, as book value adjusted for goodwill and other intangible assets. Tangible book value is calculated using common stockholders’ equity minus mortgage servicing rights, goodwill and other intangible assets. Tangible book value per common share, a non-GAAP financial measure, is calculated by dividing tangible book value by the common shares outstanding at the end of the period. We believe tangible book value per common share is useful in evaluating the Company’s capital strength, financial condition, and ability to manage potential losses.
Below is a reconciliation of total stockholders’ equity to tangible book value per common share (Non-GAAP) as of the dates indicated:

	March 31,
(Dollars in thousands, except per share amounts)	2021	2020
Total stockholders’ equity	$1,345,650	$1,184,452
Less: preferred stock	—	5,063
Common stockholders’ equity	1,345,650	1,179,389
Less: mortgage servicing rights, carried at fair value	16,631	9,962
Less: goodwill and other intangible assets	118,133	127,962
Tangible common stockholders’ equity (Non-GAAP)	$1,210,886	$1,041,465
Common shares outstanding at end of period	59,237,765	59,653,192
Tangible book value per common share (Non-GAAP)	$20.44	$17.46

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to Axos’ financial prospects and other projections of its performance and asset quality, Axos’ ability to continue to grow profitably and increase its business, satisfaction of the conditions to closing of the acquisition of E*TRADE Advisor Services and following closing, Axos’ ability to integrate E*TRADE Advisor Services and realize the benefits of the transaction, Axos’ ability to continue to diversify its lending and deposit franchises and the anticipated timing and financial performance of other offerings, initiatives, and acquisitions. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation uncertainties surrounding the severity, duration, and effects of the COVID-19 pandemic, Axos’ ability to successfully integrate acquisitions and realize the anticipated benefits of the transactions, changes in the interest rate environment, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate, risks associated with credit quality, the outcome and effects of pending class action litigation filed against the Company and other factors beyond our control. These and other risks and uncertainties detailed in Axos’ periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axos undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
Johnny Lai, CFA
VP, Corporate Development & Investor Relations
858-649-2218
jlai@axosfinancial.com

The following tables set forth certain selected financial data concerning the periods indicated:
AXOS FINANCIAL, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

	March 31, 2021	June 30, 2020	March 31, 2020
Selected Balance Sheet Data:
Total assets	$14,827,874	$13,851,900	$12,159,919
Loans and leases—net of allowance for credit losses	11,711,215	10,631,349	10,372,921
Loans held for sale, carried at fair value	61,500	51,995	40,236
Loans held for sale, lower of cost or fair value	13,371	44,565	29
Allowance for credit losses - loans	138,107	75,807	87,097
Securities—trading	254	105	919
Securities—available-for-sale	218,962	187,627	191,388
Securities borrowed	543,538	222,368	53,816
Customer, broker-dealer and clearing receivables	351,063	220,266	187,353
Total deposits	11,612,501	11,336,694	9,567,338
Advances from the FHLB	172,500	242,500	770,500
Borrowings, subordinated notes and debentures	365,753	235,789	76,285
Securities loaned	649,837	255,945	76,587
Customer, broker-dealer and clearing payables	483,677	347,614	318,100
Total stockholders’ equity	1,345,650	1,230,846	1,184,452

Capital Ratios:
Equity to assets at end of period	9.08%	8.89%	9.74%
Axos Financial, Inc.:
Tier 1 leverage (core) capital to adjusted average assets	8.99%	8.97%	8.55%
Common equity tier 1 capital (to risk-weighted assets)	10.86%	11.22%	11.34%
Tier 1 capital (to risk-weighted assets)	10.86%	11.27%	11.39%
Total capital (to risk-weighted assets)	13.32%	12.64%	12.96%
Axos Bank:
Tier 1 leverage (core) capital to adjusted average assets	9.56%	9.25%	8.72%
Common equity tier 1 capital (to risk-weighted assets)	11.74%	11.79%	11.62%
Tier 1 capital (to risk-weighted assets)	11.74%	11.79%	11.62%
Total capital (to risk-weighted assets)	12.71%	12.62%	12.60%
Axos Clearing, LLC:
Net capital	$33,845	$34,022	$33,863
Excess capital	$26,338	$29,450	$30,341
Net capital as a percentage of aggregate debit items	9.02%	14.88%	19.23%
Net capital in excess of 5% aggregate debit items	$15,077	$22,593	$25,057

AXOS FINANCIAL, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	At or for the Three Months Ended		At or for the Nine Months Ended
	March 31,		March 31,
	2021	2020	2021	2020
Selected Income Statement Data:
Interest and dividend income	$155,674	$185,063	$460,942	$478,696
Interest expense	20,005	36,447	63,854	118,357
Net interest income	135,669	148,616	397,088	360,339
Provision for credit losses	2,700	28,500	22,500	35,700
Net interest income after provision for credit losses	132,969	120,116	374,588	324,639
Non-interest income	23,887	31,542	88,460	74,285
Non-interest expense	80,807	71,790	232,650	204,222
Income before income tax expense	76,049	79,868	230,398	194,702
Income tax expense	22,404	23,811	68,946	56,564
Net income	$53,645	$56,057	$161,452	$138,138
Net income attributable to common stock	$53,645	$55,980	$161,262	$137,906

Per Common Share Data:
Net income:
Basic	$0.91	$0.92	$2.72	$2.25
Diluted	$0.89	$0.91	$2.67	$2.23
Adjusted earnings (Non-GAAP)	$0.92	$0.94	$2.76	$2.31
Book value	$22.72	$19.77	$22.72	$19.77
Tangible book value (Non-GAAP)	$20.44	$17.46	$20.44	$17.46

Weighted average number of common shares outstanding:
Basic	59,118,884	60,967,892	59,225,409	61,176,715
Diluted	60,482,733	61,523,513	60,453,220	61,811,845
Common shares outstanding at end of period	59,237,765	59,653,192	59,237,765	59,653,192
Common shares issued at end of period	67,902,239	67,084,817	67,902,239	67,084,817

Performance Ratios and Other Data:
Loan and lease originations for investment	$1,189,750	$2,596,420	$4,430,540	$5,493,338
Loan originations for sale	$418,618	$292,226	$1,349,683	$1,286,230
Return on average assets	1.52%	1.79%	1.55%	1.56%
Return on average common stockholders’ equity	16.12%	18.65%	16.90%	15.99%
Interest rate spread[1]	3.73%	4.33%	3.69%	3.70%
Net interest margin[2]	3.96%	4.90%	3.91%	4.20%
Net interest margin[2] – Banking Business Segment only	4.23%	4.97%	4.09%	4.28%
Efficiency ratio[3]	50.64%	39.85%	47.91%	46.99%
Efficiency ratio[3] – Banking Business Segment only	42.33%	33.21%	40.90%	39.40%

Asset Quality Ratios:
Net annualized charge-offs to average loans and leases	0.03%	0.03%	0.09%	0.08%
Non-performing loans to total loans	1.14%	0.55%	1.14%	0.55%
Non-performing assets to total assets	0.96%	0.54%	0.96%	0.54%
Allowance for credit losses to total loans and leases held for investment at end of period	1.16%	0.83%	1.16%	0.83%
Allowance for credit losses to non-performing loans	101.84%	150.33%	101.84%	150.33%

1.    Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities.
2.    Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
3. Efficiency ratio represents non-interest expense as a percentage of the aggregate of net interest income and non-interest income.